EXHIBIT 5.1

[Orrick, Herrington & Sutcliffe LLP Letterhead]

June 3, 2013

Structured Products Corp.
390 Greenwich Street
New York, NY 10013

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 filed by Structured Products Corp., a Delaware corporation, (the “Registrant”) with the Securities and Exchange Commission on June 3, 2013 (the “Registration Statement”).  The Registration Statement was filed in connection with the registration of Certificates (the “Securities”) under the Securities Act of 1933, as amended (the “Act”).  The Securities will be issued from time to time in series (each a “Series”) under a base trust agreement and a separate series supplement thereto (together, with respect to any Series, the base trust agreement and supplement, the “Trust Agreement”) by and between the Registrant and a Trustee named in the Trust Agreement, establishing an individual trust (the “Trust”) for the creation and delivery of the Securities of the Series. The Securities are to be sold as set forth in the Registration Statement, any amendments thereto, and the prospectus and prospectus supplement relating to such Securities.

We have examined such instruments, documents and records as we have deemed relevant and necessary as a basis of our opinion hereinafter expressed.  In such examination, we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, and upon consideration of applicable law, we are of the opinion that when the Securities of each Series have been duly executed, authenticated and delivered in accordance with the respective Trust Agreement and sold in the manner described in the Registration Statement, any amendment thereto and the prospectus and prospectus supplement relating thereto, the Securities will be legally issued, fully paid and non-assessable and the holders of the Securities will be entitled to the benefits of the related Trust Agreement except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein.  In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP